As filed with the Securities and Exchange Commission on December 27, 2018

Registration No. 333-170692

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RETAIL OPPORTUNITY INVESTMENTS CORP.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	26-0500600 (I.R.S. Employer Identification No.)
11250 El Camino Real, Suite 200 San Diego, California (Address of Principal Executive Offices)	92130 (Zip Code)

RETAIL OPPORTUNITY INVESTMENTS CORP.

AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN
(Full title of the plan)

Stuart A. Tanz
Chief Executive Officer
11250 El Camino Real, Suite 200

San Diego, California 92130

(Name and address of agent for service)

(858) 677-0900
(Telephone number, including area code, of agent for service)

With copies to:

Jay L. Bernstein, Esq.

Jacob A. Farquharson, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
(212) 878-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [x]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [ ] Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

EXPLANATORY NOTE – DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 2 to Form S-8 (this “Post-Effective Amendment”) is being filed to deregister certain securities which were originally registered under the Registration Statement on Form S-8 (Registration No. 333-170692) (the “Registration Statement”) that Retail Opportunity Investments Corp. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on November 19, 2010, as amended by Post-Effective Amendment No. 1 to Form S-8 filed with the SEC on June 3, 2011. Pursuant to the Registration Statement, the Company registered the issuance from time to time of 4,000,000 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share. The Shares were registered to permit the issuance of Shares pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”). The Plan was amended and restated effective April 25, 2018 (the "Amended and Restated Plan").

As of April 25, 2018, there were 589,779 shares of Common Stock that were authorized to be awarded by the Company under the Plan but, as of April 25, 2018, were not issued or subject to outstanding awards granted under the Plan. Accordingly, as a result of the approval of the Amended and Restated Plan, these 589,779 shares of Common Stock are no longer available for new awards under the Plan and will not be issued under the Plan and are being deregistered by this Post-Effective Amendment.

The Company is concurrently filing a separate registration statement on Form S-8 to register 3,600,000 shares of Common Stock for issuance under the Amended and Restated Plan.

Except to the extent specified above, the Registration Statement is not amended or otherwise affected by this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, State of California, on this 27th day of December, 2018.

RETAIL OPPORTUNITY INVESTMENTS CORP.

By:	/s/ Stuart A. Tanz
Name: Stuart A. Tanz
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/s/ Stuart A. Tanz Stuart A. Tanz	President, Chief Executive Officer, and Director (principal executive officer)	December 27, 2018

/s/ Michael B. Haines Michael B. Haines	Chief Financial Officer, Treasurer and Secretary (principal financial officer)	December 27, 2018

* Richard A. Baker	Chairman	December 27, 2018

* Michael J. Indiveri	Director	December 27, 2018

* Edward H. Meyer	Director	December 27, 2018

* Lee S. Neibart	Director	December 27, 2018

* Charles J. Persico	Director	December 27, 2018

/s/ Eric S. Zorn Eric S. Zorn	Director	December 27, 2018

* As Attorney-in-fact

By: /s/ Stuart A. Tanz

  Stuart A. Tanz